Press
Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA ACQUIRES FOUR TRIPLE NET PROPERTIES FOR $8.0 MILLION IN LOS ANGELES COUNTY AND ORANGE COUNTY, CA

January 4, 2013 - DAYTONA BEACH, FLORIDA - Consolidated-Tomoka Land Co. (NYSE MKT: CTO) announced today it has acquired four properties leased to Bank of America, N.A., in both Los Angeles County and Orange County, California for $8.0 million.

The four properties are leased to Bank of America, N.A., with an initial term of 15 years.

Including the five-property acquisition completed in December 2012, Consolidated-Tomoka Land Co. purchased a total of nine properties leased to Bank of America, N.A. for approximately $20.8 million.  The properties are located in both Los Angeles County and Orange County, California.

John P. Albright, President and Chief Executive Officer of the Company stated, “We are pleased to have completed this acquisition, which brings our single tenant portfolio to thirty-five properties in seven states.”  He also stated, “We continue to grow our single tenant portfolio and broaden the portfolio through diversity in geography and credit.”

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income properties in diversified markets in the United States as well as over 11,000 acres in the Daytona Beach area.  Visit our website at www.ctlc.com.

"SAFE HARBOR"

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

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